Exhibit 5.1
Moss & Barnett
A Professional Association
4800 Wells Fargo Center
Minneapolis, MN 55402
June 28, 2006
Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $160,000,000 aggregate principal amount of Rural Cellular Corporation’s (the “Company”) Series B 8 1/4% Senior Secured Notes due 2012 (the “Exchange Notes”) and guarantees thereof (the “Guarantees”) by each of the guarantors listed on Schedule I hereto (the “Guarantors”) to be issued in exchange for the Company’s outstanding unregistered 8 1/4% Senior Secured Notes due 2012, together with guarantees thereof by the Guarantors, pursuant to (a) the Indenture dated as of March 25, 2004 (the “Indenture”) by and among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), and (b) the Registration Rights Agreement dated as of May 5, 2006 (the “Registration Rights Agreement”) by and among the Company, the Guarantors, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, and Lazard Capital Markets, we have examined such corporate records, certificates, and other documents, and considered such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
     Based on that examination, it is our opinion that:
1.	The Company has been duly incorporated and has all corporate power and authority necessary to issue the Exchange Notes.

2.	Each of the Guarantors has been duly incorporated or organized, as the case may be, and has all corporate or limited liability company, as the case may be, power and authority necessary to issue the Guarantees (except that we express no opinion with regard to Alexandria Indemnity Corporation (the “Excluded Guarantor”)).

3.	The Exchange Notes have been duly and validly authorized and, upon execution at the closing of the exchange offer, will be duly executed by the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

4.	The Guarantees have been duly and validly authorized and executed and the Affirmation of Guarantors, upon execution at the closing of the exchange offer, will be duly executed by each of the Guarantors and will constitute valid and binding obligations of the Guarantors, enforceable in accordance with their terms (except that we express no opinion as to the Excluded Guarantor).

5.	The issuance of the Exchange Notes will not conflict with or result in a breach or violation of any of the terms or provisions of the articles of incorporation or bylaws of the Company.

6.	The issuance of the Guarantees does not conflict with or result in a breach or violation of any of the terms or provisions of the organizational documents of any of the Guarantors (except that we express no opinion as to the Excluded Guarantor).
     In rendering this opinion, we have relied as to certain matters on information obtained from public officials and other sources believed by us to be responsible, and we have assumed (i) the due authorization, execution, and delivery of the Indenture by the Trustee, (ii) that the Exchange Notes and the Affirmation of Guarantors will conform to the specimens thereof examined by us, (iii) that the Trustee’s certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers, and (iv) that the signatures on all documents examined by us are genuine and each copy of a manually signed document provided to us conforms to the manually signed original, assumptions which we have not independently verified.
The foregoing opinions are subject to the following qualifications (in addition to the qualifications, exceptions, limitations, and assumptions specified above):
A.	Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Exchange Notes, the Guarantees, and the Affirmation of Guarantors are subject to the limitations that might result from bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential transfer, fraudulent conveyance, and other state and federal laws relating to or affecting the rights or remedies of creditors generally, now or hereafter in effect.

B.	Our opinions as they relate to the legality, validity, binding effect and/or enforceability of the Exchange Notes, the Guarantees, and the Affirmation of Guarantors are subject to the qualification that the availability of the remedies of specific performance or injunctive relief, or any other equitable remedy, is subject to the discretion of the court before which a proceeding therefor may be brought, equitable defenses, and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and other similar doctrines affecting the enforcement of agreements generally.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Moss & Barnett, A Professional Association

MOSS & BARNETT, A PROFESSIONAL ASSOCIATION

SCHEDULE I

ENTITY	STATE OF INCORPORATION
Alexandria Indemnity Corporation	Vermont

RCC Atlantic, Inc.	Minnesota

RCC Atlantic Licenses, LLC	Minnesota

RCC Minnesota, Inc.	Minnesota

RCC Transport, Inc.	Minnesota

TLA Spectrum, LLC	Minnesota